                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[x]      Preliminary Proxy Statement                          [ ] Confidential, for Use of the Commission
                                                                   Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Birmingham Steel Corporation
         ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                      The United Company Shareholder Group
    ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
         0-11.
         (1) Title of each class of securities to which transaction applies:
         (2)      Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)      Proposed maximum aggregate value of transaction:
         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                      THE UNITED COMPANY SHAREHOLDER GROUP
                               1005 GLENWAY AVENUE
                             BRISTOL, VIRGINIA 24201


Dear Fellow Shareholders:

         As shareholders of Birmingham Steel Corporation (the "Company"), we have become dissatisfied over the Company's performance in recent years. We along with other shareholders have formed a shareholder group (the "Group") to nominate nine persons for election as directors of the Company. We have slated John D. Correnti, former Chief Executive Officer of Nucor Corporation, to be the Chief Executive Officer of the Company. In order to install Mr. Correnti as Chief Executive Officer, we need you to vote for our director nominees.

         The persons we have nominated for election as directors are: John D. Correnti, James A. Todd, Jr., James W. McGlothlin, Donna M. Alvarado, Robert M. Gerrity, Alvin R. Carpenter, Robert H. Spilman, Jerry E. Dempsey, and Steven R. Berrard. Each of these nominees is committed to electing Mr. Correnti as Chief Executive Officer. We believe Mr. Correnti possesses the managerial and relationship skills necessary to improve the Company's financial and operational performance and increase shareholder value. As apparent from the Company's recent restructuring announcement, we believe that current management is determined to continue managing the Company without regard to the best interests of the shareholders.

         To enable us to vote your shares for our director nominees, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED BLUE PROXY CARD IN THE ENVELOPE PROVIDED. If you have already returned the proxy card sent to you by the Company, you may revoke that proxy and vote for our nominees by marking, signing, dating, and mailing a later dated BLUE proxy card.


Sincerely yours,


/s/ John D. Correnti
--------------------------
John D. Correnti

/s/ James A. Todd, Jr.
--------------------------
James A. Todd, Jr.

The United Company

By /s/ James W. McGlothlin
--------------------------
       James W. McGlothlin
       Its President

                       1999 ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                          BIRMINGHAM STEEL CORPORATION



             PROXY STATEMENT OF THE UNITED COMPANY SHAREHOLDER GROUP
                     IN OPPOSITION TO THE BOARD OF DIRECTORS
                         OF BIRMINGHAM STEEL CORPORATION

GENERAL

         This Proxy Statement and the accompanying BLUE proxy card are being furnished in connection with the solicitation of proxies by a group of shareholders composed of John D. Correnti, James A. Todd, Jr., The United Company, and certain other shareholders named herein (the "Group") to be voted at the Annual Meeting of the Stockholders of Birmingham Steel Corporation (the "Company") to be held on ___________________, and at any adjournments, postponements, or reschedulings thereof (the "Annual Meeting"). At the Annual Meeting, nine directors of the Company will each be elected for a one-year term or until the election and qualification of each of their successors. The Group is soliciting your proxy in support of the election of the Group's nine nominees named herein (the "Group Nominees") as directors of the Company.

         This proxy statement and proxy card are first being mailed to the stockholders of the Company on or about ________________. The principal office of the lead shareholder of the Group is located at 1005 Glenway Avenue, Bristol, Virginia 24201. The principal office of the Company is located at 1000 Urban Center Drive, Birmingham, Alabama 35242.

                                    IMPORTANT

         At the Annual Meeting, the Group seeks to elect the Group Nominees as the directors of the Company. THE GROUP URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO VOTE FOR THE ELECTION OF THE GROUP NOMINEES. Your Proxy is important. No matter how many or how few shares you own, please vote FOR the Group Nominees.

         THE GROUP URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY (BIRMINGHAM STEEL CORPORATION). IF YOU HAVE ALREADY MAILED A PROXY CARD SUPPLIED TO YOU BY THE COMPANY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE. ONLY YOUR LATEST DATED PROXY FOR THE ANNUAL MEETING WILL COUNT.

IF YOU HAVE ANY QUESTIONS OR HAVE ANY DIFFICULTY GRANTING PROXIES, YOU ARE INVITED TO CONTACT CHASEMELLON TOLL-FREE AT (800) 636-8927.

                           VOTING AND PROXY PROCEDURES

         At the Annual Meeting, nine directors of the Company will each be elected for a one-year term or until the election and qualification of their successors. The Group is soliciting your proxy in support of the election of the Group Nominees. See "ELECTION OF DIRECTORS".

         The Company's Board of Directors has fixed the close of business on ______________, 1999 as the record date (the "Record Date") for determining the stockholders of the Company entitled to vote at the Annual Meeting and any adjournment thereof. According to the Company, as of the Record Date, the Company had outstanding ______________ shares of common stock. Each share of common stock is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. According to the Company's bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Plurality means, in order to protect your right to select the CEO of your choice, you must vote your shares.

         Shares represented by the enclosed BLUE proxy card will be voted as specified. If no specification is made, shares represented by the enclosed BLUE proxy card will be voted for the election of the Group Nominees as directors of the Company. An executed proxy may be revoked either by a later-dated proxy concerning the same matters, by voting in person at the Annual Meeting, or by giving notice of revocation in writing to the Group at c/o ChaseMellon, 450 West 33rd Street, 14th Floor, New York, New York 10001 Attn: Dan DeWeever.

         The Group knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, the persons named in the enclosed Proxy will use their discretion to vote on such matters in accordance with their best judgment.

         If you own your shares in the name of a brokerage firm, bank nominee or other institution, only they can vote your shares of common stock. Accordingly, you should contact the person responsible for your account and give instructions with respect to the granting of proxies.


                          REASONS FOR THIS SOLICITATION

INTRODUCTION

         As stockholders of the Company, the Group has become dissatisfied over the Company's performance in recent years. The Company's stock has significantly under performed both the Standard & Poor's ("S & P") 500 Stock Index and a Peer Group Index over the past two fiscal years, as shown by the following graph. The Peer Group Index consists of Nucor Corporation, Oregon Steel Mills, Inc., Quanex Corporation, Roanoke Electric Steel Corporation, and Commercial Metals.

                           TOTAL SHAREHOLDER RETURNS
                             (DIVIDENDS REINVESTED)

                                          ANNUAL RETURN PERCENTAGE
                                                YEARS ENDING

COMPANY NAME/INDEX                                 JUN98          JUN99
------------------------------------------------------------------------
BIRMINGHAM STEEL CORP                             (18.257)       (64.648)
S&P 500 INDEX                                      30.162         22.756
PEER GROUP                                        (12.723)         0.129


                                              INDEXED RETURNS
                                                YEARS ENDING

                                       BASE
                                      PERIOD
COMPANY NAME/INDEX                     JUN97       JUN98          JUN99
------------------------------------------------------------------------
BIRMINGHAM STEEL CORP                100.000       81.743         28.898
NUCOR CORP                           100.000      130.162        159.782
OREGON STEEL MILLS INC               100.000       87.277         87.390

         Additionally, the earnings of the Company have significantly decreased over the same two year period as shown by the following chart.


                          BIRMINGHAM STEEL CORPORATION
               FISCAL YEAR 1998-1999 QUARTERLY EARNINGS PER SHARE

Q1/'98      Q2/'98     Q3/'98       Q4/'98     Q1/'99      Q2/'99       Q3/'99
------      ------     ------       ------     ------      ------       ------
24 cents    2 cents    (14)cents    4 cents    (7)cents    (20)cents    (53)cents

         Note: These earnings have been adjusted to exclude certain extraordinary items. The earnings referenced are adjusted earnings used by certain analysts who regularly follow the Company. The Company's fiscal year begins on July 1 and ends on June 30, so fiscal years 1998 and 1999 began on July 1, 1997 and July 1, 1998, respectively.

         The Group believes that the directors and certain management of the Company need to be replaced to maximize stockholder value, improve earnings, and restore analysts' confidence in the Company. In order to remove any obstacle to enhancing shareholder value, the Group intends to remove the Company's poison pill.

RECENT DEVELOPMENTS

Meetings with Company Representatives

         Representatives of the Group met with representatives of the Company in Washington, D.C. on August 2, 1999 (the "Meeting"). As a preamble to the meeting the Group advised that its position was clearly stated in the Group's July 29, 1999 13D Filing - designation of John Correnti as Chairman and CEO and a majority of the Board of Director seats. The Group further advised that unless these issues were on the table, a meeting would not be productive. Present at the Meeting on behalf of the Group were James W. McGlothlin and counsel for the Group. The Company was represented by Stephen Clegg, a director of the Company and representative of the Company's Board of Directors, and Peter Atkins, counsel for the Company. The Group specified that it would not be useful to have Mr. Garvey attend the meeting and this was agreed upon.

         The meeting took place with Mr. McGlothlin proposing that (i) the Board be expanded to 12 members - 7 designated by the Group and 5 designated by the Company, and (ii) John D. Correnti be elected Chairman and Chief Executive Officer, and (iii) a single proxy agreed to by the Group and the Company be submitted for shareholder approval.

         Mr. Clegg proposed that since Mr. Correnti was in Washington D.C. on another matter that he meet with Mr. Correnti. Furthermore, Mr. Clegg requested that Mr. McGlothlin meet with Mr. Garvey who was in another room at the meeting site. These meetings were held and at the conclusion of these discussions Mr. McGlothlin reiterated the Group's position to Mr. Clegg.

         On or about August 9, 1999, Mr. Clegg notified Mr. McGlothlin that the Company's Board of Directors was not receptive to the Group's proposal. Accordingly, no further meetings or discussions have been held. Therefore, the Group has proceeded to conduct this proxy solicitation.

Restructuring Announcement

         On August 18, 1999, the Company announced a restructuring of its operations, including the sale of its SBQ business which would precipitate a substantial write-off in the Company's delayed earnings release for the fourth quarter when even a modest write-off would most likely violate the Company's loan documents if not approved by the applicable lender. The Group believes that the announced restructuring is a desperate attempt to keep the current CEO in office. The Group does not believe that the Company's current CEO has demonstrated that he can manage the business of the Company in a profitable manner or marshal the financial and business resources necessary to increase the share price. The Group does not believe that with over $600 million in debt the Company can spin off its SBQ business in a manner that will relieve the Company of enough debt or provide sales proceeds adequate to result in a substantial increase in the price of the Company's shares.

         The Company's announcement of its proposed restructuring may mask the results of the fourth quarter of 1999. The Group does not believe that the performance of current management evidences an ability to manage a restructuring that will restore the value of your stock in the Company. The restructuring does not indicate that the current CEO will be any more sensitive to the needs of the Company's customers, employees, suppliers and shareholders than he has in the past. The restructuring will also do nothing to restore the Company's credibility with the steel analysts.

JOHN D. CORRENTI AS CHIEF EXECUTIVE OFFICER

         The Group has slated John D. Correnti to become the Chief Executive Officer of the Company. The Group believes Mr. Correnti is the preeminent steel mini-mill operator in the world. Mr. Correnti possesses the managerial and relationship skills necessary to improve the Company's financial and operational performance and enhance shareholder value.

         Mr. Correnti was President, Chief Executive Officer, and Vice Chairman of Nucor Corporation, a mini mill manufacturer of steel products, from January 1996 to June 1999 and President and Chief Operating Officer from 1991 to 1996. Mr. Correnti left Nucor in June, 1999. While Mr. Correnti served in an executive capacity, Nucor's revenues increased from approximately $1.0 billion in 1991 to $4.1 billion in 1998. Earnings increased during the same period to nearly $300 million from approximately $75 million, and stockholder equity to over $2.0 billion from approximately $1.1 billion. Nucor is recognized as the premiere steel mini mill company in the world and is the second largest steel producer in the USA. In 1998, Mr. Correnti was recognized by New Steel Magazine as its Steel Maker of the Year. Mr. Correnti has over 30 years experience in the steel industry. Prior to joining Nucor, he was associated with United States Steel Corporation from 1969 to 1980 in various managerial capacities. He is a graduate of Clarkson University with a degree in Civil Engineering. See "ELECTION OF DIRECTORS" and "ADDITIONAL INFORMATION REGARDING GROUP NOMINEES".

GENERAL PERFORMANCE AND OPERATIONAL PROBLEMS OF THE COMPANY

         Set forth below are some of the reasons the Group believes that management's performance has been inadequate and why the Group is seeking your votes in support of the Group's solicitation of proxies. The Group believes that John Correnti has the management skills and managerial experience to promptly address the operational problems of the Company and implement strategies to return the Company's operations to profitability and to enhance shareholder value.

Forecasting Problems

         Customarily steel analysts talk with operating steel companies several times during a reporting quarter to verify the validity of their estimates with respect to the earnings the steel companies expect to report. These conversations can be initiated by either party - analysts to confirm their estimates and steel companies to report that operations may result in lowering or raising the earnings they expect to announce. These conversations keep the estimates from varying too widely and reduce the possibility that the steel companies will announce negative earnings surprises. When a steel company's earnings disappoint the market these conversations become more frequent in subsequent quarters.

         The Company has, over the past two years, repeatedly failed to meet earnings expectations and has not been able to provide analysts with adequate information to enable analysts to make accurate earnings estimates. The Company has lost the confidence of the steel industry analysts. The following tables show the estimates of one analyst during the most recent two fiscal years of the

Company compared to the Company's actual quarterly earnings for those two years. These tables (I & II) show why the Company's credibility with the analysts has deteriorated and the effect that this deterioration and the Company's recent operating results have had on the price of the Company's shares, the target price and the rating of the stock.

         Table I shows that after starting the second quarter of fiscal year 1998 with a buy rating and a target of $21 a share, by the fourth quarter of fiscal year 1998 the stock rating had been reduced to neutral and the target price to $15 per share. The original earnings estimate for fiscal year 1998 was 69(cent) per share. However, the Company reported actual earnings of 16(cent) per share for the 1998 fiscal year.

         Steel analysts predict both earnings for the current fiscal year and the subsequent fiscal year so that shareholders have a long term view of the steel company's plans and prospects. Table I shows that during fiscal year 1998 the original earnings estimate for fiscal year 1999 was decreased from $1.35 per share to $1.06 per share. Table II shows that the earnings estimate for fiscal year 1999 was further decreased during fiscal year 1999 to negative 90(cent) per share. The Company has yet to report actual earnings for the fourth quarter of the 1999 fiscal year. During the 1999 fiscal year, the target price of the Company's stock decreased from $12 per share to $5 per share. Furthermore, the market price of the Company's shares fell to $3.88 in the second quarter of the 1999 fiscal year.

         On July 29, 1999, the Group filed a Schedule 13D with the United States Securities and Exchange Commission The Schedule 13D expressed the Group's intention to replace the current CEO of the Company with Mr. Correnti. After the 13D was filed, the analyst issued a Buy recommendation on the stock and revised the target price from $5 per share to $15 per share.


                                                      TABLE I
                              FISCAL YEAR 1998 - ACTUAL EARNINGS PER SHARE ("A") AND
                                  FORECAST EARNINGS ("E") PER SHARE FROM ANALYST


   DATE OF     CURRENT       FIRST         SECOND        THIRD          FOURTH         FISCAL       FISCAL      RATING     TARGET
   ANALYST      STOCK       QUARTER       QUARTER       QUARTER         QUARTER       YEAR 1998    YEAR 1999               PRICE
   RELEASE    PRICE PER
                SHARE
                 ($)
                          *22(cents)E     2(cents)E     10(cents)E     32(cents)E     69(cents)E     $1.35E      OutPer      $21
  11/13/97      15.56      24(cents)A     2(cents)E     10(cents)E     32(cents)E     69(cents)E     $1.35E      Buy         $21
   1/14/98      16.50      24(cents)A     2(cents)A     10(cents)E     32(cents)E     69(cents)E     $1.35E      OutPer      $21
   1/27/98      15.88      24(cents)A     2(cents)A     10(cents)E     35(cents)E     72(cents)E     $1.35E      OutPer      $21
   2/21/98      17.18      24(cents)A     2(cents)A     10(cents)E     35(cents)E     72(cents)E     $1.35E      OutPer      $21
    (1)
   3/10/98      17.62      24(cents)A     2(cents)A     -4(cents)E     26(cents)E     48(cents)E     $1.35E      OutPer      $21

  4/16/98       17.00      24(cents)A     2(cents)A     -14(cents)A    5(cents)E       17(cents)E     $1.12E      Neutral     $15
  7/21/98       11.50      24(cents)A     2(cents)A     -14(cents)A    5(cents)E       17(cents)E     $1.06E      Neutral     $15
  7/30/98       9.62       24(cents)A     2(cents)A     -14(cents)A    2(cents)E       15(cents)E     $1.06E      Neutral     $12
   (2)
  8/12/98       9.56       24(cents)A     2(cents)A     -14(cents)A    4(cents)A (3)   16(cents)A     $1.06E      Neutral     $12

* Represents consensus estimate. The analyst whose estimates are used throughout the remainder of this table had not begun to follow the Company at this time.
(1)      Stock repurchase program announced.
(2)      Write off of Laclede Steel Company investment announced.
(3) The Company reported net earnings of 16(cents)per share rather than 4(cents)per share as shown in the Table due to the write off of Laclede Steel Company and other items.

                                    TABLE II
             FISCAL YEAR 1999 - ACTUAL EARNINGS PER SHARE ("A") AND
                 FORECAST EARNINGS ("E") PER SHARE FROM ANALYST


   DATE OF     CURRENT       FIRST       SECOND        THIRD      FOURTH        FISCAL         FISCAL         RATING      TARGET
   ANALYST      STOCK       QUARTER      QUARTER      QUARTER     QUARTER     YEAR 1999       YEAR 2000                   PRICE
   RELEASE    PRICE PER
                SHARE
   8/12/98       $9.56     20(cents)E   19(cents)E    28(cents)E   39(cents)E     $1.06E           $1.50E         Neutral      $12
   9/9/98        $6.56     10(cents)E   15(cents)E    22(cents)E   34(cents)E     81(cents)E       $1.40E         Neutral      $ 7
  10/23/98       $5.68     -7(cents)A   -3(cents)E     5(cents)E   15(cents)E     10(cents)E       $1.20E         Neutral      $ 5
12/21/98 (1)     $3.88     -7(cents)A   -3(cents)E     5(cents)E   15(cents)E     10(cents)E       $1.20E         Neutral      $ 5
 1/21/99 (2)     $4.62     -7(cents)A  -20(cents)A     5(cents)E   15(cents)E     -7(cents)E       $1.20E         Neutral      $ 5
   2/16/99       $4.25     -7(cents)A  -20(cents)A   -10(cents)E   -2(cents)E    -39(cents)E      75(cents)E      Neutral      $ 5
 4/22/99 (3)     $6.06     -7(cents)A  -20(cents)A   -53(cents)A  -10(cents)E    -90(cents)E      75(cents)E      Neutral      $ 5
  8/2/99 (4)     $7.50     -7(cents)A  -20(cents)A   -53(cents)A  -10(cents)E    -90(cents)E      75(cents)E        Buy        $15

(1)      Press release announcing departure of two Executive Vice Presidents.
(2) In the second quarter, the Company reported 17(cents) loss after electrode settlement payment of $1.4 million.
(3) Report of third quarter start up expense of $20.6 million or $.45/share, including $12.4 million write down of Memphis Billet Plant.
(4)      Filing of Schedule 13D by Group indicating proxy contest intent.

Start-up and Other Operational Problems

        The major operational problem that has plagued the Company over the past two years is start-up costs in certain new operations. In this regard one of the steel analysts has commented as follows with respect to certain of the Company's start-up operations, "while start-up risk is a fact of life in the steel industry, most of the Company's spending is on proven technology. Consequently production problems are not likely to be major." This puts start-ups into perspective, but the Group believes because of inattention, poor supervision and inadequate leadership, start-ups have been a major problem for the Company.

        Start up costs have crippled the Company financially. The current CEO reported at a Steel CEO Conference that start-up costs for the Memphis and Cartersville facilities for the first 3 quarters of fiscal year 1999 were $62 million (approximately $2/share). Aggregate start-up costs for fiscal year 1998 and fiscal year 1999 exceed $135 million (approximately $4/share).

        One of the principal strengths of John Correnti is in building mills with cutting edge technology on time and with expected start-up results. This has been the greatest advantage of Nucor in the mini mill industry. Mr. Correnti is a communicator and motivator with employees, steel analysts, shareholders, customers and suppliers. The Group believes that his qualifications will help increase revenues, decrease operating costs, and thereby increase earnings and market value.

         The Memphis mill shop started up in November 1997. The original announcement by the Company was that the mill would be operating at a rate of 800,000 tons by June 1998. The forecast slipped to August or September of 1998 and resulted in August of 1998 in a pledge by the CEO to spend a day each week at Memphis supervising the operation. The Company recently reported that the Memphis operations finally reached 75% operating capacity in March 1999, 16 months after start-up.

        As a precursor to the Memphis facility, the Company entered the specialty bar quality ("SBQ") business with the purchase of American Steel and Wire ("AS&W") in Cleveland, Ohio in November of 1993. AS&W had an inefficient rod mill at Cleveland, and an antiquated mill at Joliet, Illinois and purchased high quality billets at high prices around the world. Even with these disadvantages, AS&W was profitable and contributed $20.8 million in operating earnings to the Company in fiscal year 1995. AS&W was also profitable for the first 3 quarters of fiscal year 1996 and went to a loss position in the fourth quarter of fiscal year 1996 and has lost money since. The Company planned to build a world class bar mill at Cleveland that would extend the mill's position in the high quality, critical SBQ automotive product line. Sumitomo agreed to act as technical advisor on the construction and start up of the new rolling mill at the Cleveland site as well as a new electric furnace melt shop to be constructed in Memphis, Tennessee. The Cleveland rolling mill would add to the Company's market share in the high priced automotive products market and the Memphis facility would supply Cleveland with an economical source of high quality billets.

         The SBQ business now includes the Cleveland and Memphis operations and the 50% interest in the Convent, Louisiana direct reduced iron ("DRI") plant. With the new rolling mill and a refurbished rod mill, the Cleveland operation has an annual capacity of 1.1 million tons of SBQ products. As a result of the start-up problems at the Memphis plant, the billets that are supposed to be produced in Memphis have not been available for the Cleveland operation, and the Company has been unable to conduct a stable operation at its Cleveland facility. As a result, the SBQ business has not been profitable. One analyst's report on the Company's 1999 fiscal year fourth quarter performance states that start-up costs continue to cripple the Memphis facility.

         In December of 1996 the Company and IVACO, Inc. (Montreal, Canada) formed a joint venture, Birmingham Southeast LLC, 85% owned by the Company and 15% by IVACO. The Company paid IVACO $43 million in cash and stock and contributed the Mississippi mill to the joint venture. IVACO contributed its Cartersville, Georgia facilities, which were at best marginally profitable. By contrast, the Company's Mississippi mill had operating earnings in fiscal year 1995 of $12.9 million. Subsequent to the formation of the joint venture the Company assumed management of Cartersville and shut down the facility's 12" rolling mill. Planning then began to purchase and install a mid section rolling mill at Cartersville and a melt shop upgrade ($18 million) was begun. The renovated and highly efficient Mississippi mill was converted to all merchant products and ran during a bull market in merchant and rebar products, at a low and generally uneconomic production rate. Assuming a retail value of at least $100 million for the Mississippi mill (book value is not known) the Group estimates that the Company has caused to be invested in the joint venture: $100 million (Mississippi mill contribution); $18 million (Cartersville melt shop upgrade); $43 million (cash and stock); and $150 million (mid section rolling mill), for a total of $311 million. Because Cartersville is still in a start-up mode, there are likely to be more expenses in the future. The Cartersville and Mississippi mills together have reported an operating loss of $8.7 million during the period January 1997 through September 1998 in what many believe to be one of the best rebar merchant product markets in years.

         The Cartersville mill, which is designed to manufacture mid-section structural steel products was announced to start-up in calender year 1998 then slipped to January and finally started up in March of 1999. The Cartersville mid section mill was originally reported to be a $70 million project. A slight revision was later made to $85 million and the latest analyst report reviewed by the Group estimated a total investment of $150 million to complete the project. In addition it has been reported that the electrical controls installed at Cartersville must be replaced before the mill can become a viable operation (it is not known if this cost is included in the $150 million estimate). The Group estimates that the capital costs and the melt shop and mid section mill start up costs at Cartersville have decreased the Company's cash by approximately $200 million.

         Cartersville last changed management in July 1999 and during the start up process at Memphis numerous management changes have occurred. The Group believes that the instability in management plus the lack of profitability has adversely affected morale.

         In September 1997, the Company purchased from IVACO, Inc. approximately 25% of the outstanding shares of Laclede Steel Company for $14,953,000. At the time of the investment purchase in Laclede Steel, Laclede's most recent Form 10K indicated that Laclede had unfunded pension and health insurance liabilities totaling more than $130 million, long term debt of approximately $107 million and shareholders equity of only $17 million. For the period from September 24, 1997 through June 30, 1998, the Company recognized $2,715,000 in losses on its investment in Laclede under the equity method of accounting. In June 1998 (less than a year after the investment purchase), the Company determined that the remaining amount of its investment in Laclede was impaired and, accordingly, recorded a $12,383,000 write off.

         In fiscal year 1997, the Company and Mitsui & Co., Ltd. formed a joint venture, Pacific Coast Recycling, LLC to purchase a bankrupt scrap export operation in Long Beach, California. The operation has apparently never been profitable and is burdened by a lease with the port of Long Beach that requires significant monthly payments and has over 15 more years remaining.

         The Company has sold assets including former steel mill sites in valuable commercial locations at Emeryville, California and Seattle, Washington. The Company has also received substantial electrode price settlements generated from Justice Department settlements with international electrode suppliers. These transactions have provided over $30 million in additional cash that has been spent by the Company.


CERTAIN EFFECTS OF A CHANGE IN CONTROL OF THE BOARD OF DIRECTORS

         The Company is a party to several agreements whereby, under certain conditions, a change in a majority of the Company's Board of Directors would affect the Company's obligations under such agreements. In each case, if the current Board of Directors nominates the slate proposed by the Group or a compromise slate agreed to by the Group and the current Board of Directors, and that slate is elected, no change of control results, and the change in control provisions of the following agreements would not be invoked. Therefore, the Company's current Board of Directors has the ability to avoid the expense and disruption that would result from a change in control by agreeing to name John Correnti as Chairman and Chief Executive Officer and proposing a Board of Director slate satisfactory to the Group.

         The Company has adopted an Executive Retirement and Compensation Deferral Plan (the "Deferral Plan") pursuant to which the Company has made certain contributions to the retirement accounts of certain executive officers. Pursuant to the Deferral Plan, the executive officers may not be fully vested in all contributions made by the Company on their behalf. However, upon a "change in control" of the Company, the participants in the Deferral Plan will become fully vested in all contributions made by the Company on their behalf. A "change of control" includes a change in the majority of the Board of Directors during any period of two consecutive years, unless the new directors are elected or nominated by at least two-thirds of the existing directors.

         The Company has also adopted an Executive Severance Plan (the "Severance Plan"). Participation in the Severance Plan is limited to a select number of key members of management of the Company as designated by the Board of Directors. The Severance Plan provides certain benefits and protections to key members of management upon a change in control of the Company. A "change in control" includes a change in the majority of the Board of Directors within a period of two consecutive years or less unless the new directors were elected or nominated by at least two-thirds of the continuing directors. A participant is entitled to benefits under the Severance Plan if, within two years after a "change in control", the participant's employment is terminated by the Company "without substantial cause" or is voluntarily terminated by the participant for "good reason." The benefits provided under the Severance Plan following a change in control include a lump sum payment upon covered terminations equal to 200% of a participant's annual compensation for the year immediately preceding his or her termination. Annual compensation for purposes of the Severance Plan means the total of all compensation, including wages, salary, bonuses, and any other benefit of monetary value, whether in the form of cash or otherwise, paid as consideration for the participant's service to the Company, except for amounts paid by the Company in connection with a participant's coverage under certain employee welfare benefit arrangements. Benefits under the Severance Plan also include the maintenance by the Company of all life insurance, accidental death and dismemberment insurance, and medical, dental and prescription drug plans in which the participant was entitled to participate for up to one year after the participant's termination following a change in control. The Severance Plan also requires the Company to provide participants with a lump-sum payment equal to any accrued but unpaid salary, bonuses, and other benefits.

         While the Group cannot easily gauge the costs under the Deferral Plan and the Severance Plan which would result from a change in control of the Board of Directors, the Group believes the magnitude of such costs could be significant.

         Pursuant to a Note Purchase Agreement dated September 1995, the Company is the obligor under a set of senior notes totaling $150,000,000. Additionally, pursuant to a Note Purchase Agreement dated December, 1993, the Company is obligor under an additional $130,000,000 senior note. Both Note Purchase Agreements contain provisions requiring the Company to make to the holder of the senior notes, a written offer to prepay the senior notes upon a "change in control" of the Company. The holder of the senior notes may then either accept or reject the Company's offer to prepay the senior notes. A change in control under the senior notes includes any acquisition by any person or group of the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors (other than the normal acquisition of proxies by the current Board of Directors), through beneficial ownership of the Company's stock or otherwise.

         The Company is the borrower under a $300,000,000 Revolving Credit Agreement dated as of March 17, 1997 between the Company and various financial institutions. A "change in control" of the Company constitutes an event of default under the Credit Agreement. A "change in control" under the Credit Agreement includes a change in the majority of the Board of Directors during any twelve month period (other than by action of the existing Board of Directors). The Group intends to seek discussions with the financial institutions concerning the possibility of waiving this event of default if the Group is successful in this proxy solicitation.

         Again, in each of the above cases, if the current Board of Directors nominates the slate proposed by the Group or a compromise slate agreed to by the Group and the current Board of Directors, and that slate is elected, no change of control results, and the change in control provisions of the above agreements would not be invoked. Therefore, the Company's current Board of Directors has the ability to avoid the expense and disruption that would result from a change in control by agreeing to name John Correnti as Chairman and Chief Executive Officer and proposing a Board of Directors slate satisfactory to the Group.


                              ELECTION OF DIRECTORS

         The Company's bylaws provide that the Board of Directors be comprised of at least three and not more than fifteen members, as determined by the Board of Directors. According to publicly available information, the Company currently has nine Directors, all of whose terms will expire at the Annual Meeting. The Group has nominated the Group Nominees to fill the nine director positions which will expire at the Annual Meeting. The Group Nominees are listed below and have furnished the following information concerning their principal occupations and certain other matters. Each Group Nominee, if elected, would hold office until the 2000 Annual Meeting of Stockholders or until his or her successor has been elected and qualified. Each of the Group Nominees has consented to serve as a director if elected. Although the Group has no reason to believe that any of the Group Nominees will be unable to serve as Directors, if any one or more of the Group Nominees are not available for election, the proxies will be voted for the election of such other nominees as may be proposed by the Group.

THE GROUP NOMINEES

         The Group Nominees are as follows:

         1. JOHN D. CORRENTI, age 52, is currently self employed as a consultant. Mr. Correnti served in various capacities at Nucor Corporation, a manufacturer of steel products, from 1980 until June 1999, including most recently as Vice Chairman of the Board of Directors, President and Chief Executive Officer. Mr. Correnti currently serves on the Board of Directors of Harnischfeger Industries and Navistar International Corporation. Mr. Correnti's business address is 6833 Aronomink Drive, Charlotte, North Carolina 28210.

         2. JAMES A. TODD, JR., age 71, is retired. Mr. Todd was the Chief Executive Officer and Chairman of the Board of Directors of the Company from 1991 until January 1996. He served as an employee and Director of the Company from January 1996 until retiring in August 1996 and as a consultant to the Chairman of the Board from August 1996 until December 1996. In 1993, Mr. Todd was recognized by New Steel Magazine as its Steelmaker of the Year. Mr. Todd is a director of Kinross Gold Corporation.

         3. JAMES W. MCGLOTHLIN, age 59, has been President, Chief Executive Officer, and Chairman of the Board of Directors of The United Company, since 1987. The United Company is primarily engaged in the business of financial services and also invests in or has operations in oil and gas, real estate and golf development, cogeneration, and construction supply and distribution. Mr.

McGlothlin serves on the Board of Directors of CSX Corporation. Mr. McGlothlin's business address is 1005 Glenway Avenue, Bristol, Virginia 24203.

         4. DONNA M. ALVARADO, age 50, has been President of Aguila International, an international business development consulting firm, since 1994. Ms. Alvarado was President and Chief Executive Officer of Quest International, a non-profit organization engaged worldwide in developing, publishing and marketing training products for public and private education systems, from 1989 to 1994. Ms. Alvarado is a director of Harnischfeger Industries and Park National Bank. Ms. Alvarado's business address is 91 Jefferson Avenue, Columbus, Ohio 43215.

         5. ROBERT M. GERRITY, age 61, has been self-employed as a consultant since 1995. Mr. Gerrity was Vice Chairman and a member of the Board of Directors of New Holland N.V., an agricultural and industrial equipment manufacturing company, from 1991 to 1995. From 1987 to 1991, Mr. Gerrity served as the President and Chief Executive Officer of Ford New Holland Inc., an agricultural and industrial equipment manufacturing company subsequently consolidated into New Holland N.V. Prior thereto, Mr. Gerrity served in various management capacities at Ford Motor Company, including President of Ford of Brazil. Mr. Gerrity is currently a director of Standard Motor Products and Harnischfeger Industries. He also served as a director of Rubbermaid Inc. from 1992 to 1998. Mr. Gerrity's business address is 114 Division Street, Bellaire, Michigan 49615.

         6. ALVIN R. CARPENTER, age 57, has been President and CEO of CSX Transportation, Inc., a railroad transportation company and a wholly-owned subsidiary of CSX Corporation, since 1991. Mr. Carpenter has also been Vice Chairman of CSX Corporation since July, 1999. Mr. Carpenter served as Executive Vice President of Sales and Marketing at CSX Transportation from 1989 to 1991. Mr. Carpenter's business address is 50 North Laura Street, Jacksonville, Florida 32202.

         7. ROBERT H. SPILMAN, age 71, is sole-proprietor of Spilman Properties, an investment company. Mr. Spilman served in various capacities at Bassett Furniture Industries, Inc., a manufacturer and retail seller of home furniture, from 1957 until 1997, including as Chief Executive Officer and Chairman of the Board of Directors. Mr. Spilman currently serves as director of The Pittston Company and Dominion Resources. Mr. Spilman's business address is 3559 Fairystone Park Highway, Bassett, Virginia 24055.

         8. JERRY E. DEMPSEY, age 66, is retired. Mr. Dempsey was Chief Executive Officer and Chairman of the Board of Directors of PPG Industries, Inc., a manufacturer of protective and decorative coatings, fiberglass products, and specialty chemicals, from 1993 until 1997. Mr. Dempsey was President and Chief Executive Officer of Chemical Waste Management and Senior Vice President of WMX Technologies, from 1985 until 1993. Mr. Dempsey is a director of Eastman Chemical Company and Navistar International Corporation.

         9. STEVEN R. BERRARD, age 45, has been President and Co-Chief Executive Officer of AutoNation, Inc., an automotive retailer, since 1997. AutoNation, Inc. also operates an automotive rental business which includes Alamo Rent-A-Car, National Car Rental Systems, Inc., and Car Temps USA. Prior to joining AutoNation, Mr. Berrard served as President and Chief Executive

Officer of the Blockbuster Entertainment Group, a division of Viacom Inc. From 1988 until 1992, Mr. Berrard served as Senior Vice President and Chief Executive Officer of Blockbuster Entertainment Corp. and also served as Vice Chairman of Blockbuster Entertainment Corp. from 1990 until 1996. Mr. Berrard currently serves as a director of Gerald Stevens, Inc. and Florida Panthers Holdings, Inc. Mr. Berrard's business address is 110 South 6th Street, 29th Floor, Fort Lauderdale, Florida 33301.

         THE GROUP STRONGLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE GROUP NOMINEES.

ADDITIONAL INFORMATION REGARDING GROUP NOMINEES

Correnti Consulting and Employment Agreement

         On August __, 1999, Mr. Correnti entered into a Consulting Agreement with The United Company, the lead shareholder of the Group, whereby Mr. Correnti has agreed to serve as a consultant to the Group until December 31, 1999, subject to agreed upon extensions. Earlier termination of the Consulting Agreement may occur (a) by the United Company if the proxy solicitation is abandoned prior to the Annual Meeting, (b) by Mr. Correnti if the Company's Board of Directors does not adopt the Employment Agreement (discussed below) by December 31, 1999, or (c) automatically if the Group Nominees are not elected to a majority of the Board of Directors at the Annual Meeting. Pursuant to the Consulting Agreement, the United Company pays Mr. Correnti a monthly fee of $50,000 for his consulting services and reimburses him for all out of pocket expenses related thereto.

         Under the Consulting Agreement, The United Company has granted Mr. Correnti an option to purchase from affiliates of the United Company 100,000 shares of the Company's common stock at an exercise price of $4.88, the price of the Company's shares at the close of business on July 15, 1999. The options are currently exercisable and the exercise term extends until the earlier to occur of (i) six months after the Annual Meeting, or (ii) June 30, 2000. The United Company has agreed to finance the exercise of the options by Mr. Correnti.

         Under the Consulting Agreement, the United Company has agreed to indemnify Mr. Correnti from liability resulting from the proxy solicitation.

         The Consulting Agreement contains a form of employment agreement (the "Employment Agreement") which will be presented to the Board of Directors for approval if the Group's proxy solicitation is successful. Under the Employment Agreement, Mr. Correnti will become Chairman of the Board and Chief executive Officer of the Company for a term of five years, subject to annual renewals. Mr. Correnti will be paid a base salary of $600,000 per year and a bonus equal to 1% of earnings before interest, taxes, depreciation, and amortization.

         Pursuant to the Employment Agreement, Mr. Correnti will be granted 100,000 shares of the Company's common stock (the "Stock Award). Mr. Correnti becomes vested in one-third of the Stock Award at the end of each of his first three years of service so that at the end of his third year of service (the "Third Anniversary") he is completely vested in the full amount of the Stock Award. Notwithstanding the foregoing, if prior to the Third Anniversary, Mr. Correnti's employment is terminated (i) without cause by the Company, (ii) for good reason by Mr. Correnti, (iii) after a change in control of the Company, or (iv) as a result of his death or disability, Mr. Correnti will receive the full amount of the Stock Award.

         Pursuant to the Employment Agreement, Mr. Correnti will receive a total of 1,000,000 Stock Options or if there are not adequate authorized shares available or for other reasons the Company is unable to issue such options, phantom stock options (the "Options") vesting in increments of 200,000 shares per year over a period of five years beginning on Mr. Correnti's date of employment. All unvested Options will vest upon termination of Mr. Correnti's employment other than termination for cause. The strike price for the Options will be $4.88, the price of the Company's shares at the close of business on July 15, 1999. The Options will expire ten years from the grant date.

         Pursuant to the Employment Agreement, if Mr. Correnti's employment is terminated (i) by the Company without cause, (ii) by Mr. Correnti for good reason, or (iii) as a result of a change in control of the Company, Mr. Correnti will receive a severance payment equal to three times (a) Mr. Correnti's currently effective annual base compensation plus (b) the average of bonuses received by Mr. Correnti for the three prior fiscal years.

Todd Retirement Arrangements and Interested Transaction

         Mr. Todd retired from the Company in August 1996 under the provisions of the Company's Management Security Plan providing for annual retirement payments for twenty years and a split dollar life insurance policy. Subsequent to Mr. Todd's retirement, the Company amended and restated the Management Security Plan to constitute the Company's Executive Retirement and Compensation Deferral Plan (as amended and restated, the "Security Plan"). Pursuant to the Security Plan, Mr. Todd received approximately $236,440 in retirement benefits in 1998 and for the current calendar year has received approximately $140,113 through August 13, 1999.

         Mr. Todd is a director and shareholder of EMSOURCE, Inc. ("Emsource"), an environmental remediation company. On December 23, 1997, the Company and Emsource entered into an Agreement of Sale whereby the Company conveyed to Emsource a parcel of land formerly occupied by Norfolk Steel Corporation (the "Site"). Pursuant to the Agreement of Sale, a trust fund was established to fund the remediation and long term monitoring of the Site. Emsource received a fee of approximately $72,500 for its remediation services. Under the Agreement of Sale, the Company held a mortgage on the Site of up to $390,000 (the "Mortgage"). On December 4, 1998, Emsource sold a portion of the Site to a third party and Emsource distributed a portion of the sales proceeds to the Company in satisfaction of the Mortgage.

COMMON STOCK OWNERSHIP OF GROUP NOMINEES

         Messrs. Correnti, Todd, and McGlothlin are the only Group Nominees who beneficially own common stock of the Company. See "BENEFICIAL STOCK OWNERSHIP OF GROUP."

                        INFORMATION CONCERNING THE GROUP

MEMBERS OF THE GROUP

         The Group is comprised of the following entities and individuals:


                 Name                                         Business  Address
                 ----                                         -----------------

1.       The United Company                                 1005 Glenway Avenue
                                                            Bristol, Virginia 24201

2.       United Management Company, LLC                     1005 Glenway Avenue
                                                            Bristol, Virginia 24201

3.       United Opportunities Fund, LLC,                    1005 Glenway Avenue
                                                            Bristol, Virginia 24201

4.       The Summit Fund, LLC                               1005 Glenway Avenue
                                                            Bristol, Virginia 24201

5.       UC Investment Trust                                1005 Glenway Avenue
                                                            Bristol, Virginia 24201

6.       Nicholas D. Street                                 1005 Glenway Avenue
                                                            Bristol, Virginia 24201

7.       James W. McGlothlin                                1005 Glenway Avenue
                                                            Bristol, Virginia 24201

8.       Lois A. Clarke                                     1005 Glenway Avenue
                                                            Bristol, Virginia 24201

9.       James A. Todd, Jr.                                 2005 Garden Place
                                                            Birmingham, Alabama 35223

10.      Mark A. Todd                                       1445 Ross Avenue, Suite 3200
                                                            Dallas, Texas 75202

11.      John D. Correnti                                   6833 Aronomink Drive
                                                            Charlotte, North Carolina 28210

12.      Paul Ekberg                                        3349 Hermitage Road
                                                            Birmingham, Alabama 35223

United Entities

         Nicholas D. Street and James W. McGlothlin directly or indirectly control the following entities (collectively, the "United Entities"):

         1.       The United Company

                  Mr. Street and Mr. McGlothlin wholly own The United Company, a Virginia corporation ("United Company"), with each of them owning fifty percent (50%) of the outstanding common stock of United Company.

                  United Company is primarily engaged in the business of financial services and also invests in or has operations in oil and gas, real estate and golf development, cogeneration, and construction supply and distribution. Mr. Street is vice president, secretary, and a director of United Company. Mr. McGlothlin is president, chief executive officer, treasurer, and chairman of the board of directors of United Company. Lois A. Clarke is executive vice president and chief financial officer of United Company. Wayne L. Bell is executive vice president and general counsel and Ted G. Wood is president of operations.

         2.       United Management Company, LLC

                  Mr. Street and Mr. McGlothlin are the controlling owners of United Management Company, LLC, a Delaware limited liability company ("Management Company"), with each of them owning a forty-seven and one-half percent (47.5%) ownership interest in Management Company. Management Company's principal business is investing in securities and managing investments for third parties. Management Company is managed by a Board of Managers consisting of Messrs. Street, McGlothlin, Bell, Wood and Ms. Clarke. Executive officers of Management Company are as follows: (a) Ms. Clarke - president, (b) Mr. Street - secretary and treasurer, (c) Jimmy D. Viers - executive vice president, (d) Ronald E. Oliver - executive vice president and assistant treasurer, and (e) Steven Layfield - vice president and secretary.

         3.       United Opportunities Fund, LLC and The Summit Fund, LLC

                  Messrs. Street and McGlothlin indirectly control the United Opportunities Fund, LLC, a Delaware limited liability company ("UO Fund"), and The Summit Fund, LLC, a Delaware limited liability company ("Summit Fund"), by virtue of their direct control of United Company, the principal owner of the UO Fund and Summit Fund, and by their direct control of Management Company, the managing member of both UO Fund and Summit Fund. UO Fund and Summit Fund are privately held investment funds. United Company owns approximately seventy-six percent (76%) of UO Fund and ninety-nine percent (99%) of Summit Fund. Management Company owns one percent (1%) of both UO Fund and Summit Fund in its managing member capacity.

         4.       UC Investment Trust

                  UC Investment Trust, an Ohio business trust ("UCI Trust"), operates the UC Investment Fund, a publicly traded mutual fund ("UCI Fund"). Messrs. Street and McGlothlin indirectly control the investment decisions of UCI Fund and consequently, UCI Trust, by virtue of their direct ownership control of Management Company, the investment manager of UCI Fund. Mr. McGlothlin and Ms. Clarke also serve as Chairman and President of the UCI Trust, respectively.

Individual Members of the Group

         Messrs. McGlothlin and Street, and Ms. Clarke are principally employed by United Company and its affiliates in the capacities listed above. Mr. McGlothlin is also a Group Nominee. See "GROUP NOMINEES" for a profile of Mr. McGlothlin.

         James A. Todd, Jr. is an individual member of the Group as well as a Group Nominee. See "GROUP NOMINEES" for a profile of Mr. James Todd.

         John D. Correnti is an individual member of the Group as well as a Group Nominee. See "GROUP NOMINEES" for a profile of Mr. Correnti.

         Mark A. Todd is principally employed as a shareholder in the law firm of Jenkens & Gilchrist, P.C.

         Paul Ekberg is not presently employed. Mr. Ekberg served in various capacities at the Company from July 1991 to July 1996, including the positions of President, Chief Operating Officer, Vice Chairman of the Board of Directors, and Director.

BENEFICIAL STOCK OWNERSHIP OF THE GROUP

         As of the close of business on August 20, 1999, the Group beneficially owned in the aggregate 2,309,303 shares of the Company's common stock, constituting approximately 7.8% of the total outstanding shares (based upon the number of shares reported to be outstanding in the Company's Form 10Q for the fiscal quarter ended March 31, 1999). The Group intends to vote such shares for the election of the Group Nominees.

         In aggregate, Mr. Street may be deemed the beneficial owner of 1,969,200 shares, constituting approximately 6.6% of the total outstanding shares.

         In aggregate, Mr. McGlothlin may be deemed the beneficial owner of 1,980,200 shares, constituting approximately 6.7% of the total outstanding shares.

         The basis upon which beneficial ownership for Mr. Street and Mr. McGlothlin is calculated is set forth as follows:

         (1) Street and McGlothlin, by reason of their control of the United Entities, share with each other voting and disposition powers of the shares owned by the following members of the United Entities and may be deemed beneficial owners of such shares:

                                                                   % of Total
                Entity                             Number of Shares            Shares Outstanding
                ------                             ----------------            ------------------
                UO Fund                                1,635,300                       5.5%
              Summit Fund                               190,100                        0.6%
               UCI Trust                                90,800                         0.3%

         Because of their record ownership, each of the United Entities members listed in the above table may be deemed to share beneficial ownership of the shares with Messrs. Street and McGlothlin.

         (2) Management Company is the beneficial owner of 39,000 shares which are held in certain individual discretionary investment accounts managed by Management Company. Management Company has sole voting and disposition power over the shares held in these discretionary investment accounts. By virtue of their control of Management Company, Messrs. Street and McGlothlin share with each other voting and disposition powers over these 39,000 shares and may be deemed beneficial owners of such shares, which constitute 0.1% of the total shares outstanding.

         (3) Mr. Street is the direct beneficial owner of 10,000 shares. Mr. Street has sole voting and disposition power for these 10,000 shares. Mr. Street may be deemed to beneficially own 2,000 shares owned directly by his wife, Fay H. Street, and 2,000 shares owned directly by his minor daughter, Lauren Street. Such shares together constitute less than one tenth of one percent of the outstanding shares. Mr. McGlothlin may be deemed the beneficial owner of 25,000 shares owned directly by his wife, Frances McGlothlin, which constitute less than one tenth of one percent of the total shares outstanding.

         Ms. Clarke is either the direct or indirect beneficial owner of 3,600 shares, which constitute less than one tenth of one percent of the outstanding shares. Ms. Clarke has the sole power to vote and dispose of these shares.

         Mr. James Todd may be deemed the beneficial owner of 193,603 shares, which constitute 0.7% of the outstanding shares. Mr. James Todd directly owns 119,054 shares and has sole voting and disposition power over these shares. Mr. James Todd may be deemed to beneficially own and share voting and disposition power as to 74,549 shares owned directly by his wife, Mary Margaret Todd.

         Mr. Mark Todd is the beneficial owner of 106,749 shares, which constitutes 0.4% of the outstanding shares. Mr. Mark Todd has sole voting and disposition power as to 12,529 shares. As a trustee of certain trusts benefitting the Todd family (the "Todd Trusts"), Mr. Mark Todd shares voting and disposition power as to 93,475 shares with Jennifer Todd Reed, the joint trustee of the Todd Trusts. Mr. Mark Todd's beneficial ownership also includes 745 shares owned by his three minor children, Courtney
C. Todd, Hunter B. Todd, and Hayley A. Todd.

         Mr. Correnti may be deemed the beneficial owner of 100,000 shares. Under the Consulting Agreement, United Company has agreed to grant Mr. Correnti an option to purchase from United Company 100,000 of the shares owned by the United Entities at an exercise price of $4.88.

         Mr. Ekberg may be deemed the beneficial owner of 11,151 shares, which constitutes less than one tenth of one percent of the total shares outstanding. Mr. Ekberg directly owns 2,151 shares and has sole voting and disposition power over these shares. Mr. Ekberg may be deemed to beneficially own and share voting and disposition power as to 9,000 shares owned directly by his wife, Nancy Ekberg.

         All transactions in securities of the Company engaged in by any member of the Group or any Group Nominee during the past two years are summarized on
Schedule I.

         The powers of disposition and voting of Management Company with respect to shares owned beneficially by it on behalf of its discretionary account clients are held pursuant to written Investment Management Agreements (the "Discretionary Account Agreements") with such clients. Under the terms of the Discretionary Account Agreements, Management Company is granted the sole power to vote and actively trade securities held in the discretionary investment accounts. The disposition power of Management Company, with respect to shares owned beneficially by it through its management of the UCI Fund, is held pursuant to a written Advisory Agreement (the "UCI Advisory Agreement") between Management Company and UCI Trust. Under the terms of the UCI Advisory Agreement, Management Company has the sole power to trade securities held by the UCI Fund. The UCI Advisory Agreement was originally executed by United Investment Corporation ("UI Corporation"). UI Corporation was reorganized into Management Company in 1998 and Management Company succeeded to the rights and obligations of UI Corporation under the UCI Advisory Agreement.

                             SOLICITATION OF PROXIES

         The Group may solicit proxies by mail, courier service, advertisement, telephone, telecopier, global computer networks (including the Internet), and in person. The Group has entered into an agreement with ChaseMellon Consulting Services, L.L.C. ("ChaseMellon") pursuant to which ChaseMellon has agreed to assist the Group with its solicitation of proxies. ChaseMellon is to receive a base retainer fee of $40,000, plus reimbursement for its reasonable out-of-pocket expenses. In addition a success fee of $35,000 will be payable to ChaseMellon if John D. Correnti is named Chief Executive Officer of the Company.

         It is anticipated that ChaseMellon will make available approximately 12 persons in connection with its efforts on behalf of the Group. In addition to the solicitation of proxies from retail investors, brokers, banks, nominees and other institutional holders, such persons will, among other activities, provide consultation pertaining to the planning and organization of the proxy solicitation. The Group has also agreed to indemnify ChaseMellon against certain liabilities and expenses relating to the proxy solicitation.

         Banks, brokers, custodians, nominees and fiduciaries, and other custodians, will be requested to forward solicitation materials to the beneficial owners of the common stock. The Group will reimburse such institutions for their reasonable out-of-pocket expenses incurred in forwarding these materials to the beneficial owners.

         The entire cost of the Group's solicitation will be borne by the Group. The Group estimates that its total expenditures relating to the solicitation of proxies will be approximately $_____________, plus the fees payable to ChaseMellon and additional expenditures if there is litigation. To date, the Group has incurred cash expenditures of $_________________. The Group plans to seek reimbursement for such expenses from the Company.

                             ADDITIONAL INFORMATION

         The Group has prepared portions of this Proxy Statement based on publicly available information on the Company and assumes no responsibility for the accuracy or completeness of any such information contained herein. The Group has also prepared this Proxy Statement without the benefit of reviewing the Company's proxy statement. As of the date of this Proxy Statement, the Company has not filed its proxy statement with the United States Securities and Exchange Commission.

         Information regarding the Company's director nominees, management, and five percent stockholders will be contained in the Company's proxy statement. Also included in the Company's proxy statement is the date by which stockholder proposals intended to be submitted at the Company's next annual meeting must be received by the Company for inclusion in the Company's proxy statement.

August ____, 1999

                                   SCHEDULE I
               TRANSACTIONS IN COMMON STOCK DURING PAST TWO YEARS



UO Fund
                      Trade           Type of                   # of Shares
                      Date            Transaction
                      ----            -----------               -----------
                      07/30/98        Purchase                      5,500
                      07/31/98        Purchase                        100
                      08/05/98        Purchase                     15,000
                      08/06/98        Purchase                      7,000
                      08/10/98        Purchase                     23,900
                      08/11/98        Purchase                     10,000
                      08/13/98        Purchase                      6,000
                      08/14/98        Purchase                     15,000
                      08/17/98        Purchase                     10,000
                      08/21/98        Purchase                      9,000
                      08/26/98        Purchase                     10,000
                      08/27/98        Purchase                     15,000
                      09/03/98        Purchase                     80,000
                      09/04/98        Purchase                     50,000
                      09/08/98        Purchase                     50,000
                      09/09/98        Purchase                     30,000
                      09/10/98        Purchase                     50,000
                      09/11/98        Purchase                     80,000
                      09/18/98        Purchase                     20,000
                      09/24/98        Purchase                     20,000
                      09/25/98        Purchase                     80,000

                      09/28/98        Purchase                     10,000
                      10/01/98        Purchase                     15,000
                      10/05/98        Purchase                     40,000
                      06/07/99        Purchase                     10,000
                      06/08/99        Purchase                     58,500
                      06/10/99        Purchase                     93,900
                      07/19/99        Purchase                     97,000
                      07/20/99        Purchase                     41,000
                      07/20/99        Sale                          1,000
                      07/21/99        Purchase                     96,500
                      07/22/99        Purchase                    102,600
                      07/23/99        Purchase                     95,000
                      07/26/99        Purchase                     99,000
                      07/27/99        Purchase                    167,500
                      07/28/99        Purchase                    117,800
                      08/03/99        Purchase                      3,000
                      08/04/99        Purchase                      3,000

Management
Company (1)
                      07/30/98        Purchase                        500
                      08/11/98        Purchase                      1,500
                      08/25/98        Purchase                      2,500
                      08/27/98        Purchase                        500
                      09/04/98        Purchase                      1,000
                      09/08/98        Purchase                      2,000

                      06/09/99        Purchase                      7,500
                      06/10/99        Purchase                     10,000
                      06/11/99        Purchase                      5,000
                      07/26/99        Purchase                      2,000
                      07/28/99        Purchase                      6,000

UCI Trust
                      06/14/99        Purchase                     55,000
                      06/16/99        Purchase                     35,800

The Summit Fund
LLC
                      08/26/98        Purchase                     25,000
                      09/01/98        Purchase                      1,900
                      09/02/98        Purchase                     13,200
                      09/03/98        Purchase                     30,000
                      09/04/98        Purchase                     15,000
                      09/09/98        Purchase                     10,000
                      10/02/98        Purchase                     15,000

Nicholas D. Street
                      09/02/98        Purchase                     10,000
                      09/02/98        Purchase                      2,000(2)
                      09/03/98        Purchase                      2,000(3)

James W.
McGlothlin

                      07/19/99        Purchase                     25,000(4)

Lois A. Clarke
                      08/11/98        Purchase                      2,000

James A. Todd
                      1/10/97         Sale                         13,300
                      1/13/97         Sale                         17,700
                      1/14/97         Sale                          6,500
                      1/15/97         Sale                          9,200
                      1/16/97         Sale                         25,300
                      1/17/97         Sale                         19,400
                      1/21/97         Sale                          2,132
                      1/22/97         Sale                          8,500
                      8/28/97         Sale                         80,272
                      05/27/98        Sale                          7,650

Paul Ekberg
                      01/21/98        Sale                          2,000
                      03/23/98        Sale                          3,744
                      04/17/98        Sale                          7,500
                      12/28/98        Sale                          4,649
                      07/21/99        Purchase                     10,000(5)


(1) Represents shares purchased by Management Company on behalf of discretionary account clients.

(2) Represents 2,000 shares purchased by Mr. Street's minor child, Lauren Street. Mr. Street may be deemed to beneficially own the 2,000 shares purchased by his minor child.

(3) Represents 2,000 shares purchased by Mr. Street's wife, Fay H. Street. Mr. Street may be deemed to beneficially own the 2,000 shares purchased by his wife.

(4) Represents 25,000 shares purchased by Mr. McGlothlin's wife, Frances McGlothlin. Mr. McGlothlin may be deemed to beneficially own the 25,000 shares purchased by his wife.

(5) Includes 9,000 shares purchased by Mr. Ekberg's wife, Nancy Ekberg. Ekberg may be deemed to beneficially own the 9,000 shares purchased by his wife.

                          PROXY SOLICITED BY THE UNITED
                            COMPANY SHAREHOLDER GROUP

                          BIRMINGHAM STEEL CORPORATION
                               1999 ANNUAL MEETING


         This Proxy is solicited on behalf of the United Company Shareholder Group for use at the 1999 Annual Meeting of Stockholders to be held on ___________ (the "Annual Meeting"). The undersigned hereby appoints John D. Correnti and James A. Todd, Jr., and each of them, attorneys and proxies with full power of substitution, to vote in the name of and as proxy for the undersigned at the Annual Meeting, and at any adjournment thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the following matters.

(1) To elect the following nominees as directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified: John D. Correnti; James A. Todd, Jr.; James W. McGlothlin; Donna M. Alvarado; Robert M. Gerrity; Alvin R. Carpenter; Robert H. Spilman; Jerry E. Dempsey; and Steven R. Berrard.

         [ ] FOR ALL NOMINEES LISTED ABOVE (except as indicated to the contrary below)


             _________________________________________________________


         [ ]      WITHHOLD AUTHORITY to vote for all nominees listed above:

(2) To consider and take action upon such other matters as may properly come before the meeting or adjournments or postponements thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR ALL NOMINEES REFERRED TO IN PARAGRAPH (1) AND ON SUCH OTHER MATTERS AS MAY COME BEFORE THE ANNUAL MEETING AS THE PROXIES DEEM ADVISABLE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED BY__________.

The undersigned revokes any prior proxies to vote the shares covered by this Proxy.

____________________________
Signature

____________________________
Signature

Date: ________________, 1999


NOTE: Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.